Exhibit 99.1

Magellan Provides Update on El Dorado Gold-Silver Project

Engages TEN Associates, LLC for US Investor Relations

FOR IMMEDIATE RELEASE	September 6, 2018

Reno, Nevada – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today provided an update on the Company’s recently acquired El Dorado Gold-Silver Project, Nayarit, Mexico. The Company also announced it has engaged TEN Associates, LLC for investor relation services.

On August 13, 2018 Magellan announced the acquisition of the El Dorado Gold-Silver Project, which lies 50 kilometers south of Magellan’s SDA Mill at Acaponeta, Nayarit State, Mexico. Magellan is focused on advancing El Dorado towards production and plans to truck the ore to the SDA Mill for processing.

“We have placed a high priority on achieving early production at El Dorado”, said Pierce Carson, Magellan’s CEO. “The drilled resource appears to be sufficient to support an underground mining operation for five years at a mining rate of 100 tonnes per day. We plan to truck the ore to the Company’s SDA Mill for processing.

“In preparation for production, the Company is applying for the necessary environmental and blasting permits”, Carson continued. “We also are obtaining quotes for contract mining and expect to be in a position to select a mining contractor shortly.”

Acquisition of El Dorado is a key step in Magellan’s strategy of initiating and then increasing production through the SDA Mill. To achieve these objectives, the Company is exploring all options for securing the necessary financing, including joint development with a suitable partner.

The Company is pleased to announce it has retained TEN Associates, LLC (“TEN”) to provide investor relations services in the US. Located in Scottsdale, Arizona, TEN provides specialized stockholder communications and corporate advisory services. For additional information visit www.tenassociatesllc.com.

President of TEN Associates, LLC, Mr. Tom Nelson, stated, “With Magellan’s strategic plan for near-term production and projected revenue growth, we expect to be able to generate substantial interest in the Company. Pierce Carson and his team are squarely focused on building shareholder value and that is what we look for in our clients."

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About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals. In November 2017 Magellan completed the purchase of the SDA Mill in the State of Nayarit, Mexico, and in August 2018 announced acquisition of the nearby El Dorado Gold-Silver Project. Magellan also owns an advanced silver exploration project located in Arizona.

The SDA Mill is a fully operational flotation plant that also includes a precious metals leach circuit and associated assets, licenses and agreements. The mill has the capacity to process ore at a rate of up to 200 tons per day. The mill has a ten-year operating history. Historically its operation has been based on sales of flotation concentrates to smelters, and payment for precious metals content. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

The El Dorado Gold-Silver Project consists of a 50 hectare mining concession located 50 kilometers south of the SDA Mill. El Dorado is situated within a district of epithermal vein systems from which historic mining produced high grades. Drilling in 2010-2011 identified gold-silver resources on two veins that hold promise for underground mining. Following completion of permitting and procurement of financing, the Company intends to initiate mining at a production rate of 100 tonnes per day and to truck the ore to the SDA Mill for processing.

The Silver District Project in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District. The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson: (505) 463-9223

John Power: (707) 884-3766

Peter Nesveda (INT IR): +61 4 1235 7375

Tom Nelson: (480) 326-8577

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